BLACKOUT NOTICE

Important Notice Concerning 401(k) Plan Blackout Period

and Restrictions on Your Ability to Trade Shares of Floridian Financial Group, Inc. Stock

October 31, 2012

To All Executive Officers and Directors:

This notice is to inform you of significant restrictions on your ability to trade any equity securities of Floridian Financial Group, Inc. (the “Company”) during an upcoming “blackout period” that will apply to the Company’s directors and executive officers. This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s blackout periods related to earnings releases.

Sarbanes-Oxley Blackout

The Company expects to deregister shares of its common stock previously registered on the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2009. In connection with the deregistration process, transactions under the Floridian Financial Group 401(k) Plan (the “Plan”) in the Floridian Financial Group Common Stock Fund (which represents investments in shares of the Company’s common stock) will be suspended from December 1, 2012 until the date the Company files its 2012 annual report on Form 10-K which is expected to occur on or about March 27, 2013 (the “Blackout Period”). These limitations will impact the ability of Plan participants to make exchanges in and new contributions to the Floridian Financial Group Common Stock Fund under the Plan. The blackout will affect only the Floridian Financial Group Common Stock Fund and the other investment options under the Plan will not be affected.

As a result, under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited by federal law from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company during the Blackout Period. During the Blackout Period, you must not directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of the Company.

As a reminder, the blackout policy and preclearance procedures also apply to transactions by your spouse and members of your immediate family sharing your household (as well as to transactions by certain of your affiliated trusts and other entities).

Should you have any questions, please do not hesitate to contact Thomas H. Dargan, Jr. of the Company at 175 Timacuan Boulevard, Lake Mary, Florida 32746 or by telephone at (407) 321-3233.